Exhibit 99.1

News Announcement

CONTACT:

Richard Gaetz, President/CEO

Fayaz Suleman, VP Finance/CFO

Vitran Corporation Inc.

416/596-7664

FOR IMMEDIATE RELEASE

VITRAN CORPORATION INC. FOCUSES ON LTL BUSINESS WITH DIVESTITURE OF ITS SUPPLY CHAIN OPERATION FOR US$97 MILLION

TORONTO, ONTARIO (February 12, 2013) – Vitran Corporation Inc. (NASDAQ: VTNC, TSX: VTN), a North American transportation firm, today announced that it has reached an agreement to divest its Supply Chain Operation (SCO) division to Legacy Supply Chain, based in Portsmouth, New Hampshire, for U.S. $97.0 million in cash, subject to certain working capital adjustments. Vitran intends to use a portion of the net proceeds from this transaction to fully reduce its outstanding debt under its senior revolving credit facility and to support the development of its LTL business. Vitran’s Board of Directors is also evaluating various options for the use of the remaining net proceeds.

Legacy Supply Chain has obtained written commitments from certain financial institutions to provide sufficient debt financing to close the transaction. The financing is subject to customary conditions and the financial institutions’ completion of confirmatory due diligence. The sale of the SCO business is expected to close by March 1, 2013, upon completion of the Legacy financing, and is subject to customary conditions for this type of transaction.

Vitran’s President and Chief Executive Officer Rick Gaetz stated, “We are extremely excited at finding an excellent fit for our SCO business with Legacy Supply Chain. Together, SCO and Legacy Supply Chain will become a formidable and diversified supplier for customers requiring North American supply chain solutions. It’s been a pleasure to have worked with our SCO management group and the entire team as we have watched them develop professionally while together building an outstanding business within the Vitran family. There is no doubt they will continue that success with Legacy Supply Chain. I would like to thank each and every one of our SCO employees for their efforts and commitment to Vitran and wish them nothing but the best in the future.”

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“We will continue the recovery and growth of our existing business and believe we have positioned Vitran to be a formidable LTL transportation provider in North America. Our LTL team is energized to aggressively develop the Company into the future”, concluded Mr. Gaetz.

Legacy Supply Chain Chief Executive Officer Ron Cain stated, “We are delighted to have SCO join Legacy Supply Chain and are excited at the prospects for our combined company moving forward. We are very pleased with Vitran’s SCO business, employees and the cultural fit between our two companies. We look forward to closing the transaction and meeting with all employees and customers in the near future.”

BB&T Capital Markets acted as exclusive financial advisor, and McMillan LLP acted as legal counsel, to Vitran.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload services. To find out more about Vitran Corporation Inc. (NASDAQ:VTNC, TSX:VTN), visit the website at www.vitran.com.

About Legacy Supply Chain, Inc.

Legacy Supply Chain, Inc. is a privately held integrated supply chain and logistics provider offering distribution and warehousing, supply chain technology and domestic and global brokerage services. To find out more about Legacy Supply Chain, Inc., visit the website at www.legacyscs.com.

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, “may”, “plans”, “continue”, “will”, “focus should” “endeavor” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements, which include statements regarding the conditions to closing of the sale of the SCO division being satisfied, the timing of such closing and the ability of Vitran to strengthen the business and operations of the LTL business, are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran’s actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Legacy Supply Chain to secure sufficient debt financing to fund the purchase price for the SCO division, technological change, increases in fuel

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costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading “General Risks and Uncertainties.” Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

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